Exhibit 99.1

Motorsport Games Reports Fourth Quarter & Full Year 2023 Financial Results

MIAMI, Florida – April 1, 2024 — Motorsport Games Inc. (NASDAQ: MSGM) (“Motorsport Games” or the “Company”) today reported financial results for its fourth quarter and fiscal year ended December 31, 2023. The Company has also posted the fourth quarter and fiscal year-end 2023 earnings slides highlighting key milestones that occurred in the period, which are accessible on the Company’s investor relations website.

“2023 was a year of repositioning. Reducing costs, headcount and projects allowed us to focus on what we know best, making innovative games. Having determined the correct direction for the company, we put our energy into Le Mans Ultimate, an innovative team-based racing title from our internal team, Studio 397. All efforts were redirected to make this a success, and as part of the delivery, we set about reestablishing ourselves in the eyes of players.” Stephen Hood, President and Chief Executive Officer of Motorsport Games commented. “This reworking of what had become a complex business, was at times a difficult process. But the renewed energy on display from our tightly knit team became our guiding light.”

“This past year marks a significant milestone in the rebuilding of the company” continued Hood. “With a strong sense of direction and energy, we became a games company again, ready to deliver through 2024.”

Fourth Quarter 2023 and Subsequent Business Update

●	Expense reductions under the previously announced 2022 Restructuring Program has yielded savings of $6.7 million as of the end of 2023.
●	Closed Motorsport Games Australia to centralize development efforts and reduce cost.
●	Released Le Mans Ultimate into Early Access in February 2024, the official game of the FIA World Endurance Championship and the 24 Hours of Le Mans to positive community reception with initial sales above internal forecasted levels.

Financial Results for the Three Months Ended December 31, 2023

Revenue for the fourth quarter of 2023 was $1.7 million compared to $3.8 million for the same period in the prior year, a reduction of $2.1 million, or 53.7%. Gross profit was $1.1 million compared to $2.3 million for the same period in the prior year, a decrease of $1.2 million, while gross profit margin marginally increased to 61.4% from 60.6%.

Net income for the fourth quarter of 2023 was $2.7 million, or $1.35 per share, compared to a net loss of $4.8 million, or $4.17 per share, for the same period in the prior year, an improvement of $7.5 million, or $5.52 per share. Lower cost of revenues and operating expenses required to develop and release additional new games in the fourth quarter of 2023 contributed to the increase in net income, as well as a $3.0 million gain from the sale of the NASCAR license to iRacing in October 2023.

Adjusted EBITDA gain(1) for the fourth quarter of 2023 was $0.5 million, compared to an Adjusted EBITDA loss(1) of $3.2 million for the same period in the prior year. The change in Adjusted EBITDA gain(1) of $3.7 million was primarily due to the same factors driving the previously discussed change in net income for the fourth quarter of 2023 when compared to the same period in the prior year.

The following table provides a reconciliation from net income (loss) to Adjusted EBITDA gain (loss)(1) for the fourth quarter of 2023 and 2022, respectively:

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022
Net Income (Loss)	$2,671,021	$(4,849,023)
Interest expense, net	98,929	509,993
Depreciation and Amortization	602,800	490,377
EBITDA	3,372,750	(3,848,653)
Acquisition related expenses	66,224	161,010
Loss contingency expenses	-	425,000
Impairment of goodwill and intangible assets	-	188,378
Gain on sale of NASCAR License	(3,037,341)	-
Stock-based compensation	81,242	(105,792)
Adjusted EBITDA	$482,875	$(3,180,057)

Financial Results for the Year Ended December 31, 2023

Revenue for the full year 2023 was $6.9 million compared to $10.3 million for the prior year period, a reduction of $3.4 million, or 33.1%. Gaming segment revenues were $6.6 million for the full year 2023, compared to $9.1 million for the prior year period, a reduction of $2.5 million, or 27.6%. Esports segment revenues were $0.3 million for the full year 2023 compared to $1.2 million for the prior year period, a reduction of $0.9 million, or 75.4%. Consolidated gross profit was $3.3 million for the full year 2023 compared to $5.4 million for the prior year period, a decrease of $2.1 million, while gross profit margin decreased to 47.6% from 52.0%.

Net loss for the full year 2023 was $14.3 million, or $5.06 per share, compared to a net loss of $36.8 million, or $30.73 per share, for the same period in the prior year, an improvement of $22.5 million, or $25.66 per share. Lower cost of goods sold, operating expenses, and impairment losses, as well as the gain on the sale of the NASCAR license, were key contributors to the decrease in net loss for the full year 2023 when compared to the prior year period, partially offset by a reduction in revenue.

Adjusted EBITDA loss(1) was $8.9 million for the full year 2023, compared to Adjusted EBITDA loss(1) of $21.2 million for the same period in prior year, an improvement of $12.3 million, or 58.0%. The decrease in Adjusted EBITDA loss(1) was primarily due to the same factors driving the previously discussed change in net loss for the full year 2023 when compared to the prior year period.

The following table provides a reconciliation from net loss to Adjusted EBITDA loss(1) for the fiscal years ended December 31, 2023 and 2022, respectively:

	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Net Loss	$(14,323,185)	$(36,840,454)
Interest expense, net	772,989	1,148,204
Depreciation and Amortization	2,115,430	2,062,551
EBITDA	(11,434,766)	(33,629,699)
Acquisition related expenses	387,532	718,611
Loss contingency expenses	232,359	1,425,000
Impairment of goodwill and intangible assets	4,004,627	9,616,748
Gain on sale of NASCAR License	(3,037,341)	-
Stock-based compensation	957,302	714,523
Adjusted EBITDA	$(8,890,288)	(21,154,817)

Cash Flow and Liquidity

As of December 31, 2023, the Company had cash and cash equivalents of approximately $1.7 million. During the year ended December 31, 2023, the Company had negative cash flows from operations of approximately $12.9 million, representing an average monthly net cash burn from operations of approximately $1.1 million. While it has taken measures to reduce its costs, the Company expects to continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles.

As of March 29, 2024, the Company’s cash and cash equivalents had decreased to $1.3 million. Based on this cash and cash equivalents position, and the Company’s average cash burn, the Company does not believe it has sufficient cash on hand to fund its operations for the remainder of 2024 and that additional funding will be required in order to continue operations. In order to address its liquidity short fall, the Company is actively exploring several options, including, but not limited to: i) additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; ii) other strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its recent sale of its NASCAR license; and iii) further cost reduction and restructuring initiatives.

There can be no assurances that the Company will be able to secure additional liquidity through the means referenced above, nor can there be any assurances that the Company can sufficiently reduce costs and restructure its business to sufficiently lower its cash burn to sustainable levels and therefore meet its ongoing cash requirements. Further, other factors can impact the Company’s liquidity position, including, but not limited to, the Company’s level of sales and expenditures, as well as accounts receivable, sales allowances, prepaid manufacturing expenses and accrued expenses. For additional information regarding the Company’s liquidity, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 to be filed with the Securities and Exchange Commission (the “SEC”).

(1)Use of Non-GAAP Financial Measures

Adjusted EBITDA (the “Non-GAAP Measure”) is not a financial measure defined by U.S. generally accepted accounting principles (“U.S. GAAP”). Reconciliations of the Non-GAAP Measure to net income (loss), its most directly comparable financial measure, calculated and presented in accordance with U.S. GAAP, are presented in the tables above.

Adjusted EBITDA, a measure used by management to assess the Company’s operating performance, is defined as EBITDA, which is net loss plus interest expense, depreciation and amortization, less income tax benefit (if any), adjusted to exclude: (i) acquisition related expenses; (ii) stock-based compensation expenses; (iii) impairment of goodwill and intangible assets; (iv) loss contingency expenses; and (v) charges or gains resulting from non-recurring events, such as the gain on the sale of the Company’s NASCAR license, as applicable.

The Company uses the Non-GAAP Measure to manage its business and evaluate its financial performance, as Adjusted EBITDA eliminates items that affect comparability between periods that the Company believes are not representative of its core ongoing operating business. Additionally, management believes that using the Non-GAAP Measure is useful to its investors because it enhances investors’ understanding and assessment of the Company’s normalized operating performance and facilitates comparisons to prior periods and its competitors’ results (who may define Adjusted EBITDA differently).

The Non-GAAP Measure is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, income/loss from operations, net (loss) income, or cash flows from operations or as a measure of liquidity or any other performance measure derived in accordance with U.S. GAAP. Additionally, the Non-GAAP Measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements, such as interest payments, tax payments, working capital requirements and debt service requirements. The Non-GAAP Measure has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for the Company’s results as reported under U.S. GAAP. Management compensates for the limitations of using the Non-GAAP Measure by using it to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than would be presented by using only measures in accordance with U.S. GAAP. Because not all companies use identical calculations, the Non-GAAP Measure may not be comparable to other similarly titled measures of other companies.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today, April 1, 2024, to discuss its financial results. The live conference call can be accessed by dialing 1-888-886-7786 from the U.S., or by dialing 1 (416) 764-8658 internationally. Alternatively, participants may access the live webcast on the Motorsport Games Investor Relations website at https://ir.motorsportgames.com under “Events.”

About Motorsport Games:

Motorsport Games, a Driven Lifestyle Group company, is a racing game developer, publisher and esports ecosystem provider of official motorsport racing series. Combining innovative and engaging video games with exciting esports competitions and content for racing fans and gamers, Motorsport Games strives to make racing games that are authentically close to reality. The Company is the officially licensed video game developer and publisher for iconic motorsport racing series including the 24 Hours of Le Mans and the FIA World Endurance Championship, recently releasing Le Mans Ultimate in Early Access. Motorsport Games also owns the industry leading rFactor 2 and KartKraft simulation platforms. rFactor 2 also serves as the official sim racing platform of Formula E, while also powering F1 Arcade through a partnership with Kindred Concepts. Motorsport Games is also an award-winning esports partner of choice for the 24 Hours of Le Mans, creating the renowned Le Mans Virtual Series. Motorsport Games is building a virtual racing ecosystem where each product drives excitement, every esports event is an adventure, and every race inspires.

For more information about Motorsport Games visit: www.motorsportgames.com.

Forward-Looking Statements

Certain statements in this press release, the related conference call and webcast which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements or information in this press release, the related conference call and webcast that are not statements or information of historical fact may be deemed forward-looking statements. Words such as “continue,” “will,” “may,” “could,” “should,” “expect,” “expected,” “plans,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: (i) the Company’s future business, future results of operations and/or financial condition; (ii) new or planned products, features, events or other offerings and the anticipated timing of launching such products, features, events and offerings; (iii) the Company’s plans, expectations and beliefs relating to its Le Mans Ultimate game, such as the belief that the release of Le Mans Ultimate signifies a turning point in the Company’s recent history, expectations regarding future sales of Le Mans Ultimate based on initial sales figures exceeding internal forecasts, plans to continue pushing out fixes and updates to continually improve the product, plans to bring new content and features to the Le Mans Ultimate experience, as well as complementary services, which the Company anticipates will, in due course, provide additional revenue streams, such as with paid DLC and potential subscription models, and expectations that the actual 24 Hours of Le Mans race will be another opportunity for increased visibility and sales for the Le Mans Ultimate game; (iv) the Company’s expectations and beliefs relating to its licensing agreement with Kindred Concepts, including the belief that the expansion of the F1 Arcade experience could provide a springboard to new opportunities in both gaming and esports; (v) the Company’s plans for 2024 to focus on continuing to build on the positive momentum around the Le Mans Ultimate release with new updates, additional services through RaceControl and DLCs, as well as tapping into highly valuable marketing opportunities; (vi) the expected future impact of implementing management strategies and the impact of other industry trends; (vii) the Company’s expectation that it will continue to have a net cash outflow from operations for the foreseeable future as it continues to develop its product portfolio and invest in developing new video game titles; (viii) the Company’s plans and expectations regarding its technologies, such as RaceControl, and the anticipated benefits from such technologies; and (ix) the Company’s liquidity and capital requirements, including, without limitation, the Company’s ability to continue as a going concern, the Company’s belief it will not have sufficient cash on hand to fund its operations for the remainder of 2024 based on the cash and cash equivalents available as of March 29, 2024 and the Company’s average cash burn, the Company’s belief that additional funding will be required in order to continue operations, and the Company’s plans to address its liquidity short fall, including its exploration of several options, including, but not limited to: additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; other strategic alternatives for its business, including, but not limited to, the sale or licensing of the Company’s assets in addition to its recent sale of its NASCAR license; and further cost reduction and restructuring initiatives.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside of the Company’s control and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) difficulties, delays or less than expected results in achieving the Company’s growth plans, objectives and expectations, such as due to decreased sales of the Company’s products due to the disposition of key assets, further changes in the Company’s product roadmap, the Company’s inability to deliver new products, a slower than anticipated economic recovery and/or the Company’s inability, in whole or in part, to continue to execute its business strategies and plans, such as due to less than anticipated customer acceptance of its new game titles and/or less than anticipated benefits from its future technologies, the Company experiencing difficulties or the inability to launch its games as planned, less than anticipated performance of the games impacting customer acceptance and sales and/or greater than anticipated costs and expenses to develop and launch its games, including, without limitation, higher than expected labor costs and, in addition to the factors set forth in (ii) through (vi) below, the Company’s continuing financial condition and ability to obtain additional debt and/or equity financing to meet its liquidity requirements, such as the going concern qualification on the Company’s annual audited financial statements posing difficulties in obtaining new financing on terms acceptable to the Company, or at all; (ii) difficulties, delays in or unanticipated events that may impact the timing and scope of new or planned products, features, events or other offerings; (iii) less than expected benefits from implementing the Company’s management strategies and/or adverse economic, market and geopolitical conditions that negatively impact industry trends, such as significant changes in the labor markets, an extended or higher than expected inflationary environment, a higher interest rate environment, tax increases impacting consumer discretionary spending and/or quantitative easing that results in higher interest rates that negatively impact consumers’ discretionary spending, or adverse developments relating to the ongoing war between Russia and Ukraine; (iv) greater than anticipated negative operating cash flows such as due to higher than expected development costs, higher interest rates and/or higher inflation, or failure to achieve the expected savings under any cost reduction and restructuring initiatives; (v) difficulties and/or delays in resolving the Company’s liquidity and capital requirements due to reasons including, without limitation, difficulties in securing funding that is on commercially acceptable terms to the Company or at all, such as the Company’s inability to complete in whole or in part any potential debt and/or equity financing transactions or similar transactions, any inability to achieve cost reductions, including, without limitation, those which the Company expects to achieve through any cost reduction and restructuring initiatives, as well as any inability to consummate one or more strategic alternatives for the Company’s business, including, but not limited to, the sale or licensing of the Company’s assets, and/or less than expected benefits resulting from any such strategic alternative; and/or (vi) difficulties, delays or the Company’s inability to successfully complete any cost reduction and restructuring initiatives, in whole or in part, which could result in less than expected operating and financial benefits from such actions, as well as delays in completing any cost reduction and restructuring initiatives, which could reduce the benefits realized from such activities; higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than anticipated annualized cost reductions from any cost reduction and restructuring initiatives and/or changes in the timing of realizing such cost reductions, such as due to less than anticipated liquidity to fund such activities and/or more than expected costs to achieve the expected cost reductions.

Factors other than those referred to above could also cause the Company’s results to differ materially from expected results. Additional examples of such risks and uncertainties include, but are not limited to: (i) the Company’s ability (or inability) to maintain existing, and to secure additional, licenses and other agreements with various racing series; (ii) the Company’s ability to successfully manage and integrate any joint ventures, acquisitions of businesses, solutions or technologies; (iii) unanticipated operating costs, transaction costs and actual or contingent liabilities; (iv) the ability to attract and retain qualified employees and key personnel; (v) adverse effects of increased competition; (vi) changes in consumer behavior, including as a result of general economic factors, such as increased inflation, higher energy prices and higher interest rates; (vii) the Company’s inability to protect its intellectual property; and/or (vii) local, industry and general business and economic conditions.

Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as in its subsequent filings with the SEC. The Company anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. The Company assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing the Company’s plans and expectations as of any subsequent date.

Website and Social Media Disclosure

Investors and others should note that we announce material financial information to our investors using our investor relations website (ir.motorsportgames.com), SEC filings, press releases, public conference calls and webcasts. We use these channels, as well as social media and blogs, to communicate with our investors and the public about our company and our products. It is possible that the information we post on our websites, social media and blogs could be deemed to be material information. Therefore, we encourage investors, the media and others interested in our company to review the information we post on the websites, social media channels and blogs, including the following (which list we will update from time to time on our investor relations website):

Websites	Social Media
motorsportgames.com	Twitter: @msportgames
Instagram: msportgames
Facebook: Motorsport Games
LinkedIn: Motorsport Games

The contents of these websites and social media channels are not part of, nor will they be incorporated by reference into, this press release.

Contacts:

Investors:

Investors@motorsportgames.com

Media:

PR@motorsportgames.com

Appendix:

The following tables provide a comparative summary of the Company’s financial results for the periods presented:

MOTORSPORT GAMES INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Revenues	$1,747,318	$3,770,641	$6,909,674	$10,324,559
Cost of revenues	674,113	1,487,498	3,620,495	4,960,317
Gross Profit	1,073,205	2,283,143	3,289,179	5,364,242

Operating Expenses:
Sales and marketing	279,454	1,502,996	1,690,772	6,172,324
Development	1,485,413	2,700,214	7,237,154	10,417,260
General and administrative	1,907,073	2,983,079	9,367,030	13,764,177
Impairment of goodwill	-	-	-	4,788,270
Impairment of intangible assets	-	188,378	4,004,627	4,828,478
Depreciation and amortization	120,879	93,638	398,701	420,137
Total Operating Expenses	3,792,819	7,468,305	22,698,284	40,390,646
Loss From Operations	(2,719,614)	(5,185,162)	(19,409,105)	(35,026,404)
Interest expense	(98,929)	(509,993)	(772,989)	(1,148,204)
Other income (expense), net	5,489,564	846,132	5,858,909	(665,846)
Net Income (Loss)	2,671,021	(4,849,023)	(14,323,185)	(36,840,454)
Less: Net loss attributable to non-controlling interest	(1,039,850)	83,585	(1,272,046)	(849,649)
Net Loss Attributable to Motorsport Games Inc.	$3,710,871	$(4,932,608)	$(13,051,139)	$(35,990,805)

Net loss per Class A common share attributable to Motorsport Games Inc.:
Basic and Diluted	$1.35	$(4.17)	$(5.06)	$(30.73)

Weighted-average shares of Class A common stock outstanding:
Basic and Diluted	2,752,462	1,183,760	2,577,451	1,171,323